RENEWABLE ENERGY CREDIT
PURCHASE AND SALE AGREEMENT

This Renewable Energy Credit Purchase and Sale Agreement (“Agreement”), dated as of ___July 29__, 2006, is entered into by and between:

1.	Raft River Energy I LLC, a Delaware limited liability company, with its principal place of business at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706 (“Seller”); and

2.	Holy Cross Energy, a Colorado cooperative electric association, with its principal place of business at 3799 Highway 82, Glenwood Springs, Colorado 81601 (“Buyer”).

Buyer and Seller may be referred to individually herein as “Party” and collectively as “Parties.”

ARTICLE I: RECITALS

WHEREAS Seller is developing the Unit 1 geothermal power plant (the “Specified Resource”) in the Raft River Known Geothermal Resource Area in the State of Idaho and has the right to sell up to 10 megawatts (“MW”) average per month of electrical output under a Firm Energy Sales Agreement with Idaho Power Company (the “IPC Contract”) under which Seller contractually retains the “Environmental Attributes” and “Renewable Energy Credits” or “RECs” that are associated with the generation of renewable electric energy; and

WHEREAS the State of Colorado passed a Renewable Energy Standard (the “CO-RES”) that requires Buyer to meet certain escalating thresholds for its future retail electric energy sales though either the generation of electricity by means of eligible renewable energy facilities (including biomass, geothermal, hydropower, solar, and wind) or via the purchase of renewable energy credits associated with the aforementioned eligible energy facilities; and

WHEREAS, to adhere to the intent and spirit of the CO-RES which includes the development of new renewable energy facilities, Buyer responded to a solicitation of Seller to purchase RECs, wherein such sales proceeds received from Buyer would support Seller in its financing for the construction of the Specified Resource; and

WHEREAS Seller desires to deliver and sell and Buyer desires to accept and buy RECs for a period of 10 years commencing in 2008; and

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WHEREAS Buyer and Seller are in agreement that under any contract or contracts for the electrical output of the Specified Resource that have been or may be entered into by Seller with Idaho Power Company or others, Buyer will retain a senior position relative to any other entity for the purchase and delivery of up to 87,600 RECs per year.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

ARTICLE II: DEFINITIONS

“Agreement” means this Renewable Energy Credit Purchase and Sale Agreement executed between the Parties, including Exhibit A and any such revisions as may be agreed to in writing and signed by both Parties.

“Buyer’s Reserve” means a volume of RECs that are owned and held by Seller, but controlled by Buyer, as more fully described in paragraph III.H below.

“CO-RES” means the electric resource standard for eligible renewable energy resources specified in § 40-2-124, C.R.S., and in the implementing regulations promulgated by the Colorado Public Utilities Commission at 4 CCR 723-3, effective July 2, 2006.

"Environmental Attributes" a) include, but are not limited to, green tags, green certificates, renewable energy credits and tradable renewable certificates directly associated with the Specified Energy from the Seller’s Specified Resource. b) means the full set of non-energy attributes, including any and all credits, benefits, emissions reductions, environmental air quality credits, and emissions reduction credits, offsets and allowances, howsoever described or entitled, resulting from the avoidance of the emission of any gas (including, but not limited to mercury, CO2, NOX, and SO2), chemical, or other substance, directly attributable to the generation of the Specified Energy by the Specified Resource. c) does not mean (i) any energy, capacity, reliability or other power attributes from the Specified Resource; or (ii) tax credits, deductions, refunds, loans or other financial incentives associated with the construction and operation of the Specified Resource that are applicable to federal or state or local property, sales or income tax obligations.

“Events of Default” mean and are limited to those events set forth in Article VI.

“Full Output Contract” means a new or revised contract or contracts between Seller and Idaho Power or others for the electrical power generated by the Specified Resource that is not limited to 10 MW per month.

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“Green-e Certified” or “Green-e Certification” means RECs possessing Tradable Renewable Certificate Certification by the Green-e Renewable Electricity Certification Program administered by the Center for Resource Solutions, or another certification authority accepted by the Parties, agreement as to which shall not be unreasonably withheld.

“IPC Contract” means the Firm Energy Sales Agreement between US Geothermal and Idaho Power entered into on December 29, 2004, Project Number 31765155, and approved by the Idaho Public Utilities Commission, as such contract may be amended, modified or supplemented from time to time.

“REC” means Renewable Energy Credit.

"REC Reporting Rights" means the exclusive right to report to or register with any agency, authority or other party, including, without limitation under Section 1605(b) of the Energy Policy Act of 1992, or under any present or future Federal, state or local law, regulation or bill, and international or foreign emissions trading program, exclusive ownership of the RECs.

"Renewable Energy Credit" (REC) means all rights, title and interest in and to the Environmental Attributes, plus the REC Reporting Rights. For purposes of this Agreement, one REC (a) represents the Environmental Attributes associated with the generation and delivery of 1 MWh of Specified Energy by the Specified Resource to Idaho Power or another entity, after excluding any Specified Energy produced using fossil fuel, except to the extent, if any, that fossil fuel use is authorized by CO-RES, and (b) is Green-e Certified.

“Revenue Meter” means the meter used to measure and calculate the net generation of the Specified Resource delivered to the transmission/distribution grid.

“Specified Energy” means the electrical energy produced by the Specified Resource and metered at the Revenue Meter of the Specified Resource.

“Specified Resource” means the Raft River Geothermal Power Plant Unit 1 near Malta, Idaho that will produce the Specified Energy under the terms of the IPC Contract or if executed, the Full Output Contract.

ARTICLE III: TRANSACTION

A. Term. This Agreement shall take effect upon execution by both Parties and will end on December 31, 2017, unless both parties in writing mutually agree to a time extension

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exceeding December 31, 2017. If this occurs, a Purchase Price will be negotiated as part of the extension.

B. Sale and Purchase. In accordance with the terms of this Agreement, Seller will be obligated to sell to Buyer, and Buyer will be obligated to accept and buy from Seller, RECs as more fully set forth below.

C. Quantity. Commencing on the later of (i) January 1, 2008, or (ii) the first date when Specified Energy is delivered under the IPC Contract or the Full Output Contract, Seller shall sell and deliver, and Buyer shall accept and buy, RECs as follows:

1.

IPC Contract: In every calendar month, Seller shall sell and deliver and Buyer shall accept and buy, RECs corresponding to 100% of Seller’s total production of Specified Energy, up to a maximum of 87,600 RECs per calendar year.

2.

Full Output Contract: Subject to the limitation in paragraph III.C.4 below, in every calendar month, Seller shall sell and deliver and Buyer shall accept and buy, RECs corresponding to the total of a) the first 7,300 RECs, plus b) 25% of the remaining monthly output of RECs.

3.	Minimum Quantity: Seller does not warrant or guarantee that it will generate any minimum amount of Specified Energy or associated RECs on a monthly or annual basis.

4.	Annual Quantity: Seller shall not be obligated to deliver and Buyer shall not be obligated to buy more than 87,600 RECs per calendar year.

5.	Additional Quantities:

In the event that Seller delivers less than 87,600 RECs to Seller in respect of any calendar year, Seller shall deliver to Buyer any RECs, other than the Buyer’s Reserve, owned by Seller and not required to be delivered to any other party by Seller in order to comply with its minimum delivery obligations under any agreement with any other party, so as to make up such shortfall in the annual quantity of RECs.

6.

Buyer’s Reserve Quantity: Those RECs that under paragraph III.H are either obligated to be used to create the Buyer’s Reserve, or to be delivered from the Buyer’s Reserve, shall be excluded from the monthly or annual delivery requirements of this paragraph III.C.

D. Excess RECs. Seller may (but is not required to) offer to sell to Buyer, and Buyer may (but is not required to) purchase from Seller, RECs corresponding to generation of Specified Energy in excess of the monthly or annual maximum delivery levels set forth in paragraphs 1 and 2 of paragraph II.C above. The price for such excess RECs shall be the then-applicable price per REC under paragraph III.G, below.

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E. Senior Right. Seller shall be obligated to fulfill the Buyer’s REC delivery requirements of this Agreement prior to the retention or delivery of RECs with any other party, up to the monthly and annual limits set forth in paragraph III.C.

1.

Seller shall take all reasonable steps to defend and support Buyer's right to RECs under this Agreement, at Seller's sole cost and expense, if such right is contested or challenged by Idaho Power Company or any alternative or replacement purchaser from Buyer of the Specified Energy.

2.	The Parties shall cooperate to defend or support of Buyer's rights under this Agreement before any Idaho or Colorado governmental entity.

3.

Notwithstanding any other provision of this paragraph III.E, (i) Seller shall not be responsible for any costs of implementing paragraph III.E.1 that exceed a maximum of 20% of the annual revenues per contract year, provided the costs do not arise as a result of Seller's willful breach of this Agreement; and (ii) Seller's obligations under this paragraph III.E. shall not be enforceable against Seller with respect to any RECs that Buyer sells or transfers to third parties.

F. Forecasting. By January 30th of every year of the Term, Seller shall provide to Buyer a good faith written forecast of Seller’s expected production for that year and the remainder of the Term. Seller does not warrant the delivery of RECs as a result of the forecast.

G. Price.

If Seller is delivering Specified Energy under the IPC Contract, then the price per REC shall be as given in Table 1.

Table 1: REC Prices - IPC Contract

Year	Price ($/MWh)	Year	Price ($/MWh)
2008	$7.50	2013	$5.00
2009	$7.00	2014	$4.50
2010	$6.50	2015	$4.00
2011	$6.00	2016	$3.50
2012	$5.50	2017	$3.00

If Seller is delivering Specified Energy under a Full Output Contract, then the price per REC shall be as given in Table 2.

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Table 2: REC Prices - Full Output Contract

Year	Price ($/MWh)	Year	Price ($/MWh)
2008	$7.50	2013	$5.00
2009	$7.00	2014	$4.75
2010	$6.50	2015	$4.75
2011	$6.00	2016	$4.75
2012	$5.50	2017	$4.75

Under either contract scenario, the price per REC will be based on the calendar month in which the RECs are billed to Buyer.

H. Buyer’s Reserve. Not later than December 31, 2008, Seller shall establish and thereafter administer on behalf of Buyer a reserve account from RECs generated in 2007 or 2008 which shall be delivered to Buyer at the Buyer’s discretion. The Buyer’s Reserve shall be administered as follows:

1.	Reserve Quantity. Seller shall initially establish the Buyer’s Reserve with 8,760 RECs.

2	Vintage: The Seller shall implement all necessary internal accounting procedures to ensure that the RECs in the Buyer’s Reserve shall be Green- e Certified when delivered.

3.	Ownership. Buyer’s Reserve RECs shall be owned and held by Seller, for the exclusive benefit of Buyer, until delivery thereof to Buyer.

4.

Delivery. At any time during the term, Buyer shall have the right to require Seller to deliver to Buyer all or any portion of the RECs then remaining in the Reserve. Seller shall be under no obligation to replace RECs from the Buyer’s Reserve delivered at the request of the Buyer.

5.	Payment. Buyer, upon receipt of RECs delivered from the Reserve, shall pay Seller for such RECs in a manner consistent with the applicable terms and conditions of this Agreement.

6.	Termination. Upon termination of this Agreement, any and all RECs remaining in the Reserve that have not been delivered to Buyer shall become the sole property of Seller.

I. Certification. All RECs delivered from Seller to Buyer under the terms of this Agreement shall be Green-e Certified RECs.

J. Delivery. Seller shall deliver RECs to Buyer in Colorado on a monthly basis. Seller shall effect delivery by delivering on or about the 10th of every month, an invoice and a “Renewable Energy Credit Attestation and Bill of Sale” (in substantially the form attached hereto as Exhibit A) to Buyer.

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K. True-Up. If, as a result of a meter inspection, billing error, or audit under Article IV, it is determined that the quantity of Specified Energy does not correlate or coincide with deliveries of RECs to Buyer, then each party shall promptly, upon the other party’s request, provide the requesting party with all necessary documentation and cooperate with the other Party as reasonably required. Buyer and Seller shall act in a timely manner to resolve any under/over payments or deliveries associated with the sale and purchase of RECs that may result if a true-up obligation arises.

L. Payment. Buyer shall make payment to Seller for the RECs delivered by Buyer to Seller within ten business days after receipt of an invoice. Any amount not paid when due under this Agreement shall accrue interest at the lesser of 12% per annum or the highest rate permitted under applicable law until paid.

M. Taxes. Seller is responsible for all taxes arising prior to delivery. Buyer is responsible for all taxes after delivery. Neither party is responsible for income or ad valorem taxes of the other party. Seller shall not be responsible for any Colorado sales or use tax arising or resulting from RECs delivered under this Agreement, and should any such tax be due, it shall be paid by Buyer.

If a Party is required to remit or pay taxes that are the other Party’s responsibility hereunder, such responsible Party shall reimburse the other for such taxes upon request. Both Parties shall use reasonable efforts to administer this Agreement and implement its provisions so as to minimize taxes. In the event any of the sales of RECs hereunder are to be exempted from or not subject to any particular taxes, Buyer shall, promptly upon Seller’s request, provide Seller with all necessary documentation to evidence such exemption.

N. Title. Ownership of RECs shall transfer from Seller to Buyer upon delivery of the Renewable Energy Credit Attestation and Bill of Sale, and contingent on Buyer’s payment in-full for such delivered RECs. Upon transfer of ownership by Seller to Buyer, Buyer shall have absolute and exclusive ownership of the RECs. Attestations may be disclosed by either party to others to substantiate and verify Seller’s representations.

O. Further Assurances. At Buyer’s request and expense, the Parties shall execute all documents and instruments necessary and desirable to evidence the RECs or to effect or evidence transfer of RECs to Buyer or its designee beyond that of the Renewable Energy Credit Attestation and Bill of Sale. At Buyer’s expense, in the event that Buyer requests, or the States of Idaho or Colorado require, participation by Seller in a registry or tracking system, such as the Western Renewable Energy Generation Information System (“WREGIS”), then Seller will promptly register with that system and participate as reasonably necessary to effect participation with the tracking system. At Seller’s expense, Seller will obtain Green-e Certification of all RECs sold to Buyer under this

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Agreement. Each Party shall promptly give to the other Party copies of all documents it submits to such registry, tracking or certification bodies to document, record, or effectuate these obligations.

P. Retail/Marketing Claims. Seller grants to Buyer all REC Reporting Rights to RECs sold under this Agreement. Seller further allows Buyer to advertise, market, and promote to its customers and the general public the benefits of the REC purchases.

ARTICLE IV: BUYER’S RIGHT TO AUDIT

A. Audit of Books and Records. Upon five business days advance written notice from Buyer, Seller shall make its records and accounts relating to the Agreement and the production of Specified Energy from the Specified Resource and RECs transferred to Buyer pursuant to the Agreement available for audit at Seller’s offices during Seller’s normal office hours, but Seller shall not be required to make such documents available more than twice each year during the Term.

B. Meter Audit. Seller shall provide Buyer with a reasonable opportunity to periodically inspect and read Seller's Revenue Meters used to determine the quantity of Specified Energy delivered to Idaho Power or others, at Buyer's request, but not more frequently than once per month. Seller shall notify Buyer and providing Buyer with an opportunity to attend any Revenue Meter calibration or tests conducted by Seller or by Idaho Power or others, and to review results of meter readings that may be furnished by Idaho Power or others to Seller, subject to the confidentiality provisions or requirements for consent of Idaho Power or others, if any, applicable under the IPC Contract or any Full Output Contract as the case may be.

ARTICLE V: REPRESENTATIONS AND WARRANTIES

A. Mutual Representations and Warranties. Each Party represents and warrants to the other that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization; (ii) it has the corporate, governmental or other legal capacity and authority to execute this Agreement and to perform its obligations hereunder, and all acts necessary to the valid execution, delivery and performance of this Agreement, have or will be taken and performed by each Party, or by its board of directors, shareholders, managing members, members or partners, as appropriate; (iii) such execution and performance do not violate or conflict with any law or regulation applicable to it, any provision of its constitutional documents, any order or judgment of any court or government agency applicable to it or any of its assets or any contract or contractual restriction by which it is bound or affecting it or any of its assets; (iv) all governmental and other authorizations that are required to have been obtained or

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submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with; (v) it is not relying upon any representations of the other Party other than those expressly set forth in this Agreement; (vi) it has executed this Agreement based upon its own judgment and upon such advice from such advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party; and (vii) all persons executing this Agreement on behalf of each Party is duly authorized by such Party to do so.

B. Warranties of Seller. Seller hereby warrants to Buyer that with respect to all RECs sold and delivered by Seller to Buyer under this Agreement, as set forth in a “Renewable Energy Credit Attestation and Bill of Sale” (the form of which is attached as Exhibit A), as of the date of delivery of such RECs:

1.

Seller has and will maintain, and transfer to buyer, good and merchantable title to such RECs, and such RECs are free and clear of any liens, taxes, claims, security interests or other encumbrances or any right or interest therein or thereto by any entity of any kind whatsoever.

2.

Seller has not claimed ownership of the RECs or sold or exchanged the RECs to any other person or entity (whether separately or with RECs included as part of any blended energy product), such sale being the first and only sale of RECs by Seller.

3.	The RECs are Green-e Certified.

4.

The Specified Resource from which RECs are sourced was not built in order to comply with a renewable portfolio standard or other renewable energy requirement of a local, state or federal government entity, or to comply with any mandate by a public utilities commission ruling or as a quid pro quo component of a legal settlement.

5.	As of the date of the Agreement, the Specified Resource is an "Eligible Renewable Energy Resource" pursuant to Rule 3650(f) of the CO-RES.

6.

Seller is not required under any Idaho program, rule, law or regulation to sell the same RECs that are to be sold to Buyer under this Agreement to Idaho Power Company or to other purchasers of Specified Energy.

C. LIMITATION OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH V.B. ABOVE, SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES WHETHER WRITTEN OR ORAL, AND WHETHER EXPRESS OR IMPLIED WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE RECS. IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH V.B. ABOVE, BUT WITHOUT OTHERWISE LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO WARRANTY THAT THE RECS WILL COMPLY WITH THE RENEWABLE

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ENERGY STANDARD OR RENEWABLE PORTFOLIO STANDARD OF ANY NATION, STATE, AGENCY, COOPERATIVE OR POLITICAL SUBDIVISION THEREOF OR THAT THE RECS HAVE ANY MARKET VALUE OTHER THAN THAT ESTABLISHED THROUGH THIS AGREEMENT.

ARTICLE VI: EVENTS OF DEFAULT; REMEDIES

A. Event of Default. “Event of Default” shall mean, with respect to a Party (the “Defaulting Party”): (1) the failure to make when due any payment under this Agreement if such failure is not remedied within fifteen days after written notice of such failure is given; (2) any such Party's representation or warranty proves to have been incorrect or misleading in any material respect when made; (3) the failure to perform any other covenant set forth in this Agreement if such failure is not remedied within fifteen days after written notice of such failure is given; or (4) its bankruptcy.

B. Remedies Upon Event of Default. In the Event of Default by a Party and for so long as the Event of Default is continuing, the non-defaulting Party (the “Performing Party”) shall have the right to do any or all of the following: (1) obtain damages from the defaulting Party (including in the case of Buyer's default, as applicable, the price per REC for any RECs delivered to Buyer for which Seller has not been paid, and in the case of Seller's default, as applicable, the costs incurred by Buyer to purchase that quantity of RECs associated with Specified Energy that Seller is obligated to deliver but fails to deliver); (2) withhold any payments or deliveries due in respect of this Agreement; (3) upon 20 business days’ written notice to the Defaulting Party, terminate this Agreement and obtain the damages set forth in paragraph VI.C below; or (4) exercise such other remedies as may be available at law or in equity or as otherwise provided for in this Agreement, including in the case of Buyer, injunctive or declaratory relief. Each Party shall use commercially reasonable efforts to mitigate any damages it may incur under this Agreement as a result of an Event of Default.

C. Termination Liabilities.

1.

Buyer’s Liability. If an Event of Default occurs with respect to Buyer and Seller elects to terminate this Agreement~~,~~ or receive damages under this paragraph VI.C.1, then Buyer shall be obligated to pay Seller termination damages equal to the sum of (a) the Purchase Price for any RECs delivered to Buyer for which Seller has not been paid, if any, plus (b) the positive difference, if any, between (i) the Purchase Price set forth in this Agreement for all RECs remaining to be delivered to Buyer, if any, minus the forward market price as of the date of termination by Seller, to be determined based upon the average of prices quoted by two independent brokers reasonably selected by Seller, for all such RECs remaining to be

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delivered to Buyer, if any, plus any brokerage fees and other costs reasonably incurred by Seller either in terminating any arrangement pursuant to which it hedged its obligations or entering into any replacement transactions.

2.

Seller’s Liability. If an Event of Default occurs with respect to Seller and Buyer elects to terminate this Agreement or receive damages under this Paragraph VI.C.2, then Seller shall be obligated to pay Buyer termination damages equal to the sum of (a) the positive difference, if any, between (i) the forward market price as of the date of termination by Buyer, to be determined based upon the average of prices quoted by two independent brokers reasonably selected by Buyer, for all RECs that Seller is obligated to deliver to Buyer but which remain undelivered minus (ii) the Purchase Price Buyer would have had to pay Seller for the same number of RECs, plus (b) any brokerage fees and other costs reasonably incurred by Buyer either in terminating any arrangement pursuant to which it hedged its obligations or entering into any replacement transactions. Notwithstanding any Event of Default with respect to Seller, Buyer shall pay Seller the Purchase Price for any RECs delivered to Buyer for which Seller has not been paid, provided, however, Buyer may first set-off from such amount any amounts due to Buyer from Seller under this provision or any other provision in this Agreement.

3.

One-Way Termination. Seller shall not owe Buyer any amounts under this paragraph VI.C if Buyer is the Defaulting Party, and Buyer shall not owe Seller termination damages under this paragraph VI.C if Seller is the Defaulting Party.

D. Setoff. If the Agreement is terminated, the Performing Party may, at its election, set off any or all amounts that the Defaulting Party owes to it (whether under this Agreement or otherwise and whether or not then due) against any or all amounts which it owes to the Defaulting Party (whether under this Agreement or otherwise and whether or not then due).

E. Payment of Damages. Any termination damages due hereunder shall be paid by the close of business within five business days following the Defaulting Party’s receipt of the Performing Party’s written termination notice setting forth the termination payment due.

F. Limitation of Liability. THE PARTIES AGREE THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED HEREIN SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGE IS PROVIDED, SUCH REMEDY OR

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MEASURE SHALL BE THE SOLE AND EXCLUSIVE REMEDY. IF NO REMEDY OR MEASURE OF DAMAGE IS EXPRESSLY PROVIDED, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY AS THE SOLE AND EXCLUSIVE REMEDY. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES AGREE THAT NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFIT OR BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE DEEMED LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

G. Survival. This Article V shall survive the expiration or termination of this Agreement, but only until such time as the remedies provided are exercised.

H. Force Majeure. To the extent either Party is prevented by Force Majeure from carrying out, in whole or in part, its obligations under this Agreement, and such Party (the “Claiming Party”) gives notice and details of the Force Majeure to the other Party as soon as practicable, then, unless otherwise specified, the Claiming Party shall be excused from the performance of its obligations in this Agreement (other than the obligation to make payments then due or becoming due with respect to performances prior to the Force Majeure). The non-Claiming Party shall not be required to perform or resumes performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure. Force Majeure means any event or circumstance not anticipated as of the date of execution of this Agreement that (a) in whole or in part, delays a Claiming Party’s performance under this Agreement, causes a Claiming Party to be unable to perform its obligations, or prevents a Claiming Party from complying with or satisfying the conditions of this Agreement; (b) is not within the reasonable control of that Party; and (c) the Claiming Party has been unable to overcome by the exercise of due diligence. Force Majeure may include, but is not limited to, acts of God, labor disturbance, acts of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, or a curtailment, order, regulation or restriction imposed by governmental, military, or lawfully established civilian authorities. Neither Party will be considered to be in default for failure to comply with a term of this Agreement to the extent and during such period of time that such failure to comply is caused by an event of Force Majeure.

I. Government Action.

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1.

Buyer shall not be relieved of its obligations under this Agreement to purchase RECs delivered by Seller at the price and on the terms set forth in this Agreement, notwithstanding any change in the CO-RES or in any other Colorado program, rule, law or regulation.

2.

Seller shall not be relieved of its obligations under this Agreement to deliver RECs that it is obligated to sell at the price and on the terms set forth in this Agreement, notwithstanding any change in any Idaho program, rule, law or regulation.

ARTICLE VII: MISCELLANEOUS

A. Notices. Notices, which may be given by facsimile with an original to follow via regular mail, shall be given as follows or to such other address as may be provided by a Party from time to time in writing. All notices are effective upon receipt.

To Seller:	To Buyer:
Raft River Energy I LLC.	Holy Cross Energy
Attn: Dan Kunz, President	Attn: Kent Benham, CEO
1509 Tyrell Lane, Suite B	PO Box 2150
Boise, ID 83706	Glenwood Springs, CO 81602

Phone: 208-424-1027	Phone: 970-945-5491
FAX: 208-424-1030	FAX: 970-945-4081

B. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended, changed, modified, or altered unless such amendment, change, modification, or alteration is in writing and signed by both Parties. This Agreement may be executed in counterparts, including by a facsimile transmission thereof, each of which is an original and all of which constitute one and the same instrument.

C. Assignment. Neither Party shall transfer or assign all or any part of this Agreement or its rights or obligations hereunder or otherwise dispose of any right, title or interest herein without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may, without the consent of the other Party (i) transfer or assign this Agreement to a subsidiary, parent or affiliate of such Party which affiliate’s creditworthiness is equal to or higher than that of such Party, or (ii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets whose creditworthiness is equal to or higher than that of such Party; provided, however, that in each case, any such assignee shall agree in writing to be bound by the terms and conditions hereof.

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D. Successors and Assigns. This Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

E. Severability. If any provision of this Agreement is determined to be invalid, void or unenforceable by any court of competent jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement, provided the basic purposes of this Agreement and the benefits to the Parties are not substantially impaired.

F. No Prior Agreements. This Agreement completely and fully supersedes all other prior understandings or agreements, both written and oral, between the Parties relating to the subject matter hereof.

G. No Waiver. Waiver by a Party of any default by the other Party shall not be construed as a waiver of any other default, nor shall any delay by a Party in the exercise of any right under this Agreement be considered as a waiver or relinquishment thereof.

H. Headings. The headings used herein are for convenience and reference purposes only.

I. Rules of Construction. "Hereof," "herein," "hereunder" and similar words refer to this Agreement in its entirety. All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles consistently applied ("GAAP"). "Or" is not necessarily exclusive.

J. No Third Party Beneficiaries. This Agreement confers no rights whatsoever upon any person other than the Parties and shall not create, or be interpreted as creating, any standard of care, duty or liability to any person not a Party hereto.

K. Negotiated Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties. Therefore, doubtful or ambiguous provisions, if any, contained in this Agreement shall not be construed against the Party who physically drafted and prepared it.

L. Venue and Controlling Law. This Agreement and its construction and enforcement shall be governed in all respects by the laws of the State of Idaho, except provisions dealing with conflicts of laws. Any proceedings to enforce this Agreement, declare the parties’ rights and obligations under it, or in any way relating to it shall be brought in Idaho state district court, Fourth District, Ada County, or in the United States District Court for the District of Idaho. Each of the parties expressly consents to the jurisdiction

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of either court over them personally for such purpose, and waives any objection to personal jurisdiction and venue in either court for such purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Raft River Energy I LLC	Holy Cross Energy

BY: Daniel Kunz (July 29)	BY: Kent Benham (July 29)

NAME: Daniel Kunz	NAME: Kent Benham

TITLE: President	TITLE: CEO

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EXHIBIT A
Raft River Energy I LLC
Renewable Energy Credit Attestation and Bill of Sale

Raft River Energy I LLC (“Seller”) hereby sells, transfers and delivers to Holy Cross Energy (“Buyer”) the RECs (described below) associated with the generation of the Specified Energy by the Specified Resource (as such term(s) are defined in the Renewable Energy Credit Purchase and Sale Agreement (the “Agreement”), dated ____________, 2006, between Seller and Buyer).

Facility name and location:	The Raft River Unit 1 Geothermal Power Plant
Energy Source:	Geothermal
Generator Capacity (MVA):	22.5 MVA
Operational Date:	September 2007
Identification Number:	(e.g. DOE EIA #)

Specified Energy delivered from Specified Resource:

Dates	MWh generated
_____________	_____________

RECs Delivered to Buyer from Seller:

Dates	RECs Delivered to Buyer
_____________	_____________

Seller further attests, warrants and represents as follows:

i)	To the best of its knowledge, the information provided herein is true and correct;

ii)

Seller has good and merchantable title to such RECs, and such RECs are free and clear of any liens, taxes, claims, security interests or other encumbrances or any right or interest therein or thereto by any entity of any kind whatsoever;

iii)

Seller has not claimed ownership of the RECs or sold or exchanged the RECs with, any other person or entity (whether separately or with RECs included as part of any blended energy product), such sale being the first and only sale of RECs by Seller.

iv)

The Specified Resource generated and delivered to the grid the Specified Energy during the period
_______
to
________
in the amount indicated, as undifferentiated energy, as measured at the Revenue Meter.

v)	The RECs are Green-e Certified.

Pursuant to this Renewable Energy Credit Attestation and Bill of Sale, Seller transfers to Buyer all of Seller’s right, title and interest in and to the RECs and Environmental Attributes associated with the generation of the Specified Energy by the Specified Resource for delivery to the grid.

Contact Person:	Tel:	Fax:

WITNESS MY HAND,

Raft River Energy I LLC	Attest:

By: _________________________________	By: _________________________________

Name: _________________________________	Name: _________________________________

Date: _________________________________	Date: _________________________________